                                                                     Exhibit 8.2
FINN DIXON & HERLING LLP
One Landmark Square
Stamford, Connecticut 06901
Telephone (203) 325-5000
Facsimile (203) 348-5777

July 30, 1999

Board of Directors
Reunion Industries, Inc.
One Stamford Landing
62 Southfield Avenue
Stamford, CT 06902

Gentlemen:

   We have acted as special tax counsel in connection with the proposed merger (the "Merger") of Chatwins Group, Inc., a Delaware corporation ("Chatwins"), with and into Reunion Industries, Inc., a Delaware corporation ("Reunion"), pursuant to the terms of the Amended and Restated Merger Agreement dated as of July 28, 1999, between Reunion and Chatwins (the "Merger Agreement"). Defined terms used in this opinion and not defined herein shall have the respective meanings ascribed to such terms in the Merger Agreement.

   In connection with this opinion, we have examined and relied upon originals or copies, certified or otherwise identified to our satisfaction, of the Merger Agreement and such other documents as we have deemed necessary or appropriate in order to enable us to render the opinions below. In our examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such copies. In addition, in rendering our opinions we have relied upon certain representations (attached hereto) made to us by Reunion and Chatwins, without having independently confirmed the accuracy thereof.

   The opinions set forth below are based upon the Internal Revenue Code of 1986, as amended (the "Code"), the Treasury Regulations issued thereunder ("Treasury Regulations"), administrative interpretations thereof and judicial decisions with respect thereto as of the date hereof. In rendering the opinions expressed below we have assumed that: (a) the Merger will be valid and effective in accordance with the Delaware General Corporate Law and will be consummated in accordance with the terms of the Merger Agreement; and (b) each of Reunion and Chatwins will comply with all reporting obligations with respect to the Merger required under the Code and the Treasury Regulations.

   An inaccuracy in the assumed facts or the representations, or a change after the date hereof in the law applicable to the Merger, could adversely affect our opinions. No ruling has been (or will be) sought from the Internal Revenue Service as to the federal income tax consequences of any aspect of the Merger.

   Based on and subject to the foregoing, it is our opinion that for federal income tax purposes:

(i) the Merger will be treated as a tax-free reorganization under Section 368(a)(1)(A) of the Code;

(ii) no gain or loss will be recognized by Chatwins' stockholders on the receipt of shares of Reunion Common Stock solely in exchange for shares of Chatwins Common Stock;

(iii) the tax basis of shares of Reunion Common Stock received pursuant to the Merger will equal the tax basis of the shares of Chatwins Common Stock exchanged therefor;

(iv) provided that the shares of Chatwins Common Stock are held as capital assets at the time of the Merger, the holding period of the shares of Reunion Common Stock received in the Merger will include the holding period of the shares of Chatwins Common Stock exchanged therefor; and

(v) no gain or loss will be recognized by the stockholders of Reunion solely as a result of the consummation of the Merger.

   We hereby consent to the filing of this letter as an exhibit to the Registration Statement and further consent to the use of our name under the headings "Legal Matters" and "Other Merger-Related Matters" in the Proxy Statement/Prospectus which forms a part thereof. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations promulgated thereunder by the Securities and Exchange Commission.

   No opinion is expressed as to any matter not specifically addressed above. Further, no opinion is expressed as to the tax consequences of any of the transactions under any foreign, state, or local tax law. This opinion is given as of the date hereof and we assume no obligation to update or supplement this opinion to reflect any facts or circumstances which may hereafter occur or come to our attention or any changes in law which may hereafter occur, including any changes in law enacted pursuant to legislative proposals currently under consideration which may or may not be given retroactive effect. We are furnishing this opinion to you solely in connection with the filing of the Registration Statement and this opinion is not to be relied upon, circulated, quoted or otherwise referred to for any other purpose.

                                               Very truly yours,

                                               /s/ Finn Dixon & Herling LLP
                                               -------------------------------
                                               Finn Dixon & Herling LLP